Exhibit 4.1(n)

CONSENT

CONSENT, dated as of July 31, 2007 (this “Consent”), to the Second Amended and Restated Credit Agreement dated as of April 11, 2005, as amended by a Consent and First Amendment dated as of November 15, 2005 and by a Consent and Second Amendment dated as of December 27, 2005 (as the same may now exist or may hereafter be amended, modified, restated or replaced, the “Credit Agreement”) among Volt Information Sciences, Inc., Gatton Volt Consulting Group Limited, the Guarantors party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Agent”). Unless the context requires otherwise, capitalized terms used herein without definition shall have the meanings ascribed to them in the Credit Agreement.

R E C I T A L S

WHEREAS, Delta and LSSi Resources Corp., a newly organized subsidiary of Delta (“Acquisition Corp”) have entered into an Agreement and Plan of Merger, dated as of June 18, 2007 (the “Merger Agreement”), with Warburg Pincus Private Equity VIII, L.P., Granite Ventures, LLC, H&Q LSSI Investors, L.P., Georgica Advisors, LLC (collectively the “Sellers”) and LSSi Corp. (“LSSi”), pursuant to which Delta has agreed, subject to the terms and conditions contained therein, to acquire all of the stock of LSSi from the Sellers pursuant to a merger of Acquisition Corp with and into LSSi whereby LSSi will be the surviving corporation;

WHEREAS, the Domestic Borrower has requested that the Required Lenders consent to the transactions contemplated by the Merger Agreement to the extent described on Schedule A hereto (the “LSSi Transaction”); and

        WHEREAS, the Required Lenders are willing to grant such consent on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual agreements contained in the Credit Agreement and herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby mutually agree as follows:

    I.        CONSENT

    1.1.        The Required Lenders hereby consent to the LSSi Transaction (including Delta’s execution and delivery of the Merger Agreement and its performance of its obligations thereunder and the capital contribution by Domestic Borrower to Delta) as referenced herein and more fully described on Schedule A hereto, and hereby waive the application of the corresponding provisions of the Credit Agreement with respect thereto to the extent inconsistent therewith. Without limiting the generality of the foregoing, the consent herein granted is intended to permit such transactions in addition to any acquisitions and investments otherwise permitted under Section 6.04(f) of the Credit Agreement. The Required Lenders are granting this consent subject to, and in strict reliance on, the representations and warranties set forth in Section 2.2(e) hereof.

    II.        MISCELLANEOUS

    2.1.        As of the effectiveness of this Consent, the Borrowers, the Guarantors and the Collateral Grantor Subsidiaries hereby reaffirm their obligations under the Credit Agreement, the Guaranty of Payment, the Subsidiary Security Agreement and the other Credit Documents, as applicable.

    2.2.        Each Borrower and each Guarantor (subject, mutatis mutandis, to Section 9.17 of the Credit Agreement) hereby represents and warrants, as of the date hereof, that:

    (a)        The execution, delivery and performance of each Borrower, each Guarantor and each Collateral Grantor Subsidiary (as applicable) of this Consent and any other agreement, instrument or document executed and delivered in connection with this Consent: (i) is within its corporate powers, (ii) has been duly authorized by all necessary corporate action, (iii) does not contravene any law, rule or regulation applicable to it, and (iv) does not violate or create a breach or default under its organizational documents or any contractual provision binding on it or affecting it or any of its property (including, without limitation, those under the Merger Agreement);

    (b)        This Consent (and the Credit Agreement as effected hereby) constitute its legal, valid and binding obligation, enforceable against it (where such Borrower, such Guarantor or such Collateral Grantor Subsidiary is a party thereto) in accordance with its terms, except as enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law);

    (c)        After giving effect to this Consent and the Merger Agreement (and any other agreements made pursuant to the Merger Agreement) and to the transactions contemplated hereby and thereby: (i) there is no Default; and (ii) all obligations of the Borrowers, the Guarantors and the Collateral Grantor Subsidiaries under or in connection with the Credit Agreement, and the other Credit Documents, are payable in accordance with the terms of the Credit Agreement, and the other Credit Documents, without any defense, setoff or counterclaim of any kind;

    (d)        The representations and warranties of each Borrower, each Guarantor and each Collateral Grantor Subsidiary appearing in the Credit Documents were true and correct in all material respects as of respective the dates when made and, after giving effect to this Consent, the transactions contemplated hereby and thereby, continue to be true and correct in all material respects on the date hereof, except: (i) as to any such representation or warranty which by its terms applies only as to a specified (earlier) date; and (ii) in the case of any other representation or warranty, to the extent of changes resulting from transactions or events not prohibited by the Credit Documents; and

    (e)        The description of the Merger Agreement and the LSSi Transaction, as set forth on Schedule A hereto, is in all material respects a true and correct summary description, and will continue to be true and correct in all material respects upon the effectiveness of this Consent.

    2.3.        The Domestic Borrower agrees to pay on demand all reasonable costs and expenses of the Administrative Agent incurred by it in connection with or arising out of the negotiation, preparation, review, execution and delivery of this Consent and the agreements and instruments referred to herein and therein and the transactions contemplated hereby and thereby (including search fees and the reasonable fees and expenses of counsel to the Administrative Agent).

    2.4.        At any time and from time to time, upon the written request of the Administrative Agent and at the sole cost and expense of the Domestic Borrower, the Borrowers, the Guarantors and the Collateral Grantor Subsidiaries will promptly execute, acknowledge and/or deliver all such further instruments and agreements and take such further actions as may be reasonably necessary or appropriate to more fully implement the purposes of this Consent, the Credit Agreement, and the other Credit Documents. Failure to comply with any of the foregoing provisions of this Section 2.4 within fifteen (15) days after either the stated due date thereof (where applicable) or notice thereof from the Administrative Agent (where there is no stated due date above), shall constitute an additional Event of Default.

    2.5.        Each of the parties hereto agree and acknowledge that the Credit Agreement, and the other Credit Documents (including, without limitation, all security interests thereunder), are hereby ratified and confirmed in all respects, and shall continue in full force and effect. All references in any Credit Document to the Credit Agreement, shall be deemed to be references to the Credit Agreement as effected by this Consent, and as the same may be further amended, supplemented or otherwise modified from time to time.

    2.6.        This Consent sets forth the entire agreement of the parties with respect to the subject matter hereof.

    2.7.        Neither this Consent nor any provision hereof may be waived, amended or modified except pursuant to an agreement complying with Section 9.02(b) of the Credit Agreement.

    2.8.        This Consent shall be construed in accordance with and governed by the laws of the State of New York without regard to conflicts of laws principles of New York State law other than § 5-1401 of the New York General Obligations Law.

    2.9.        This Consent may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute but one agreement. Delivery of an executed signature page of this Consent by telecopy shall be as effective as delivery of a manually executed counterpart of this Consent.

    2.10.        This Consent shall become effective as of the date when each of the following conditions shall have been satisfied, provided that such conditions are satisfied on or before September 30, 2007:

    (a)        The Administrative Agent shall have received counterparts of (i) this Consent executed and delivered by the Required Lenders, each of the Borrowers, the Guarantors and the Administrative Agent; and

    (b)        All legal matters incident to this Consent, the other instruments and agreements relating hereto and the transactions contemplated hereby shall be satisfactory to the Administrative Agent (who shall be entitled to rely on the advice of its counsel in connection therewith).

The Administrative Agent shall notify the Borrowers, the Guarantors and the Lenders of the date when the consent embodied herein shall have become effective, and any such notice shall be conclusive and binding. The Administrative Agent is authorized to fill in such effective date at the outset of this Consent.

[the remainder of this page is blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Consent to be duly executed by their respective authorized officers as of the day and year first above written.

JPMORGAN CHASE BANK, N.A., as a Lender, Issuing Bank and Administrative Agent

By:
Name:
Title:

MELLON BANK, N.A.., as a Lender

By:
Name:
Title:

WELLS FARGO BANK, N.A.., as a Lender

By:
Name:
Title:

LLOYD TSB BANK PLC, as a Lender

By:
Name:
Title:

By:
Name:
Title:

BANK OF AMERICA, N.A. (successor by merger to Fleet National Bank), as a Lender

By:
Name:
Title:

VOLT INFORMATION SCIENCES, INC.

By:
Name: Jack Egan
Title: Senior Vice President & CFO	GATTON VOLT CONSULTING GROUP LIMITED

By:
Name: Howard B. Weinreich
Title: Director

VOLT TELECOMMUNICATIONS GROUP, INC.

By:
Name: Ludwig M. Guarino
Title: Senior Vice President & Treasurer

VOLT DIRECTORIES S.A., LTD.

By:
Name: Ludwig M. Guarino
Title: Treasurer

DATANATIONAL OF GEORGIA, INC.

By:
Name: Ludwig M. Guarino
Title: Senior Vice President & Treasurer

VMC CONSULTING CORPORATION

By:
Name: Ludwig M. Guarino
Title: Treasurer

DATANATIONAL, INC.

By:
Name: Ludwig M. Guarino
Title: Senior Vice President & Treasurer

SCHEDULE A

Description of Merger Agreement and LSSi Transaction

Summary: Volt Delta Resources, LLC (“VDR”) will acquire LSSi Corp. (“LSSi”) pursuant to a merger agreement under which LSSI Resources Corp., a newly formed subsidiary of VDR, will merge with and into LSSi, LSSi being the surviving corporation and becoming a wholly owned subsidiary of VDR.

The Agreement and Plan of Merger is made by and between Volt Delta Resources, LLC, LSSI Resources Corp., LSSi Corp, Warburg Pincus Private Equity VIII, L.P., Granite Ventures, LLC, H&Q LSSI Investors, L.P. and Georgica Advisors, LLC. (the “Merger Agreement”). On June 18, 2007, the Merger Agreement was approved and executed by the parties.

Pursuant to the Merger Agreement, LSSI Resources Corp., a wholly owned subsidiary of VDR, will be merged with and into LSSi (the “Merger”), and all of the outstanding capital stock of LSSi, and any outstanding options, warrants and other rights to acquire capital stock of LSSi will be converted into the right to receive in the aggregate $70 million subject to hold-back and adjustment based on indemnification, closing working capital and certain taxes and expenses. Certain of these adjustments may occur, if at all, several months to over a year after the closing of the Merger.

As noted above, the total merger consideration will be approximately $70 million in cash subject to adjustment after the closing based upon the amount of LSSi’s working capital on the closing date. Portions of the cash purchase price will be escrowed to satisfy any claims the Buyer may make under the Merger Agreement. VDR will finance the transaction with a $15 Million capital contribution by its parent and an approximate $55 Million drawing upon an existing revolver arranged by Wells Fargo Bank and being concurrently expanded from $70 Million to $100 Million.

The transaction is currently scheduled to close on or about July 31, 2007.